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                                                                    Exhibit 20.1

NEWS RELEASE                                    [LOGO] Select
                                                       Medical Corporation
                                                     4716 Old Gettysburg Road
                                                     Mechanicsburg, PA 17055
FOR IMMEDIATE RELEASE                                Nasdaq Symbol: SLMC

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          Select Medical Corporation Adopts a Shareholder Rights Plan

     MECHANICSBURG, PENNSYLVANIA - - September 18, 2001 - - Select Medical Corporation (Nasdaq: SLMC) today announced that its Board of Directors adopted a Shareholder Rights Plan.

     Under the Shareholder Rights Plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock and shall be payable on October 2, 2001 to shareholders of record of the Common Stock issued and outstanding as of the close of business on such date. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $104 per Right.

     Initially the rights will be attached to the Company's Common Stock and will not be exercisable.

     The rights become exercisable and will separate from the Common Stock (i) ten calendar days after a person or group acquires beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock, or (ii) ten business days (or a later date following such announcement if determined by the Board of Directors in accordance with the Plan) after the announcement of a tender offer or an exchange offer to acquire fifteen percent (15%) or more of the outstanding Common Stock. The Shareholder Rights Plan does not apply to Welsh, Carson, Anderson & Stowe VII, L.P., GTCR Golder, Rauner LLC, Thoma Cressey Fund VI, L.P., Thoma Cressey Friends Fund VI, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, who are currently large shareholders of and who were involved in the founding of the Company.

     The Rights are redeemable for $.001 per Right at the option of the Board of Directors at any time prior to the close of business on the tenth calendar day after a person or group, other than an exempt person, acquires beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock. If not redeemed, the Rights will expire on September 17, 2011.

     Prior to the date upon which the rights would become exercisable under the Plan, the Company's outstanding stock certificates will represent both the shares of Common Stock and the Rights, and the Rights will trade only with the shares of Common Stock.

     Generally, if the Rights become exercisable, then each shareholder, other than the shareholder whose acquisition has caused the rights to become exercisable, is entitled to purchase, for the exercise
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price, that number of shares of Common Stock that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

     In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

     Select Medical Corporation is a leading operator of long term acute care hospitals in the United States. Select now operates 59 specialty acute care hospitals in 21 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 670 outpatient rehabilitation clinics in the United States and Canada. Information about Select is available at www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.